EXHIBIT 99


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                       [Sea Containers Ltd. News Release]





                 SEA CONTAINERS TO RESTRUCTURE FERRIES DIVISION

        o        Restructuring charge of $157 million
        o        Entertains offers to buy Silja and SeaStreak
        o        Plans to sell Silja non-core ships
        o        Hoverspeed withdraws from Dover-Calais route

Hamilton, Bermuda, November 3, 2005. Sea Containers Ltd. (NYSE: SCRA and SCRB, www.seacontainers.com), the transport group engaged in marine container leasing, manufacturing, depot and logistics operations, railways operator, ferry operator and leisure industry investor, issued a statement today about a major restructuring of its ferries division and other matters.

BACKGROUND. The company's ferries business is composed of three units. The largest is Silja Oy Ab, the Finnish based leading Baltic operator of cruise ferries, ro-pax ships, fast ferries and cruise ships. The second is the company's car-carrying fast ferries business with 9 ships operating in European waters other than in the Baltic. The smallest unit is SeaStreak, the New York based commuter ferry service operating between New Jersey ports and Manhattan.

In 2005 the profits of Silja have declined significantly, due to a combination of higher fuel costs which could not be recovered except on services to Estonia, the unsuccessful m.v. Finnjet operation between Germany, Estonia and Russia, reduced


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profits from duty free sales and overcapacity in the Swedish market introduced by competitors. However, Silja still remains the leading operator in its region with an excellent brand name and reputation for quality, with its core business remaining profitable.

The company's car-carrying fast ferries incurred losses in 2005, due in large measure to high fuel prices. The ships burn light fuel which has doubled in price over the 2004-2005 period and it has been impossible to recover the extra cost through fuel surcharges. Other factors have impacted earnings. The ferry routes between France and England across the English Channel have suffered from declining passenger and car volumes, excess capacity and reduced profits from low tax merchandise sales. The company's subsidiary, Hoverspeed, operates between Dover and Calais in the English Channel.

SeaStreak, operators of services employing 7 foot-passenger only fast ferries on three routes between New Jersey and Manhattan has also incurred a loss in 2005 due largely to high fuel costs. Passenger fares are being steadily increased to recover the extra cost but the market will only absorb such increases to a certain level before switching to cars, buses and trains.

In light of the situation described above, the board of Sea Containers met on November 2, 2005 and has decided to take measures that should eliminate or greatly reduce the operating losses being incurred.

IN THE CASE OF SILJA OY AB, the company has decided to entertain offers to buy the business. Societe Generale has been appointed to conduct a controlled auction of Silja. In order to restore Silja's health, a number of steps are being taken to improve operating results. These are:


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1.       The cruise ship m.v. Walrus will be sold preferably or if sale cannot be achieved on satisfactory terms, it will be chartered out. The ship has recently ended a long term charter and is having off-hire rectifications at charterers' expense in Singapore.

2. The Swedish flag cruise ship, m.v. Silja Opera will be sold preferably or if sale cannot be achieved on satisfactory terms, the ship will be chartered out for operation outside the Baltic without high cost Scandinavian manning. The ship will operate in the Baltic until February, 2006, relieving the ships Silja Serenade and Silja Symphony which will be undergoing three year surveys and docking at that time. Silja regrets the loss of the Silja Opera which has established a good market following, but trade unions have been slow to allow manning conditions which would enable the vessel to continue to operate in the Baltic.

3. The m.v. Finnjet has left the Baltic and is currently on charter to Louisiana State University Health Science Center through FEMA, based in Baton Rouge, Louisiana. This vessel will not return to the Baltic. The vessel will be offered for sale, or failing sale on satisfactory terms, it will be chartered out. If chartered out, the ship's diesel engines may be increased in power to allow 24 knots service speed which prospective long term charterers have requested. The ship's hull was built for a 30 knot speed using a combination of diesel engines and gas turbines but gas turbine operation is prohibitively expensive in light of today's high costs for light fuels.



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4.       The ro-ro ship m.v. Starwind has been sold for $5.4 million in the fourth quarter, close to her book value.

5. Silja's three SuperSeaCat fast ferries will be reduced to two for operation between Helsinki, Finland and Tallinn, Estonia. Financial performance will be improved through better manning arrangements and other operational measures. The third SuperSeaCat will be returned to Sea Containers for deployment in the Mediterranean in 2006.

6. Silja's flagship service employing state of the art vessels Silja Serenade and Silja Symphony, each with 2,852 beds, will be given a $12 million upgrade to freshen the product and increase their profitability. This upgrade will be financed with asset sales or through mortgages on these assets.

7. Silja's largest vessel, m.v. Europa, will continue to operate on the Turku-Stockholm and Turku-Kappelskar routes together with m.v. Festival which operates between Stockholm and Turku. Silja currently also operates two roll-on, roll-off ships on the Turku-Stockholm route and these vessels are capacity constrained.

8. Silja will be reducing its staff and offices in Finland, Sweden and Germany, including up to 150 shoreside jobs at a cost of up to $10 million, achieving annual savings of approx. $18 million.

         Additionally, an action plan for improved internal cost efficiencies is being implemented to achieve further annual savings of $10 million by the end of 2007.


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9.       A restructuring charge of $70 million in connection with the plans outlined above will be recognized in the fourth quarter of 2005. It is expected that underlying debt or more will be achieved on asset sales. The cash component of the restructuring charge will be $10 million or less.

In summary, Silja is being reduced to its core business of 8 vessels operating on three routes. Silja's EBITDA for 2004 was $70 million and for 2005 after absorbing $22 million of extra fuel costs it expects to achieve EBITDA of $39 million (excluding restructuring costs). EBITDA is expected to improve in 2006 and 2007, assuming fuel remains at today's costs and excluding restructuring charges. It is not possible to predict the sale price for Silja.

CAR-CARRYING FAST FERRIES. The company owns or part-owns 9 such ships. One SuperSeaCat is on long term profitable charter. Two of the vessels are operated in the Adriatic in a 50/50 partnership with the Mediterranean Shipping Company group. It is planned to put a fourth vessel owned by Sea Containers into the partnership from 2006. The company also operates fast ferry services in the Cyclades Islands in Greece in 50/50 partnership with the Eugenides Group. It is planned to introduce a second vessel into this trade in 2006.

Sea Containers is no longer able to support Hoverspeed's losses on the English Channel so it will not operate the Dover-Calais route in 2006 or thereafter. Hoverspeed has commenced consultation with staff as required by labor law, which will result in a significant number of redundancies. A restructuring charge of $15 million will be established to cover the closure of Hoverspeed's Dover-Calais services.



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Two of the company's car-carrying fast ferries are older than the other ships and were built to a different construction code than applies to newer vessels. These two vessels are currently laid up awaiting charter or sale. Some countries (but not major ones like the U.K., France and Italy) will not permit vessels built to the older code to operate to their ports, thus reducing the company's range of deployment possibilities. The company has determined, therefore, to reduce the carrying value of the two vessels built to the earlier code by $19 million in total and to sell the ships in due course. Two sister ships built to the latest construction code are employed in joint ventures in the Mediterranean where they will remain, however, the board has determined to write them down by $15 million to estimated current market value.

Despite the re-deployment or sale of car carrying fast ferries it is unlikely that this business will cover its full costs in 2006 unless either fuel prices decline or fuel surcharges can be collected to cover the high fuel costs. However, this deployment is expected to improve significantly the operating results from the car carrying fast ferry fleet in 2006. The company will no longer operate any of these ships itself but instead will charter them out to joint ventures or other operators.

SEASTREAK. The company has decided to entertain offers to buy this business. In the meantime an action plan is being implemented to increase prices to recover the extra fuel costs, to close the South Amboy to Manhattan service and take a related charge of $2 million and to have the owners charter-out or lay up the two older vessels engaged in this service. SeaStreak time charters the vessels from local owners as required by the Jones Act.


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SeaStreak is forecast to have an EBITDA loss before non-recurring items of $2.7 million in 2005, including an adverse variance of $1.8 million in fuel costs and an EBITDA loss of $1.3 million on the South Amboy route. It is believed that the steps to be taken as outlined above will restore SeaStreak to profitability in 2006.

OTHER MATTERS. The company's board has decided to suspend the payment of common share dividends with immediate effect. This will save $2.7 million in cash on an annualized basis.

The board has also identified specific containers which will be sold, obsolete spare parts and manufacturing machinery no longer required and will take a charge of $30 million.

At any moment in time the company carries an inventory of older containers which must be repaired at high cost to provide continued revenue generating service. In periods of low demand for older units, the containers incur high overhead and storage costs which are a direct charge to profits. The company believes it should sell off such units even if a loss is incurred in order to reduce the overhead and storage costs. The return by doing this can be extremely high.

Consequent upon the closure of car-carrying fast ferry operations in the U.K., the company no longer has need for its related IT systems. Also, GE SeaCo is developing its own highly improved computer systems for implementation in the second half of 2006. Thus an associated restructuring charge of $6 million will be taken.


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Due to the downsizing of the company's activities it will be necessary to reduce central costs at the company's headquarters in London. Management of Sea Containers' container activities other than GE SeaCo will likely be moved to Singapore where they can be conducted at much lower cost than London. A first step in this cost reduction plan involves downsizing the publishing, plantations, property and administration division's London costs which will be completed by the end of 2005.

The company has entered into a binding contract for the sale of its remaining interests in the port of Newhaven, England for $20 million, realizing a profit of $10 million which will be recorded in the fourth quarter.

Mr Sherwood said that restructuring charges for possible losses on sale of Silja ships, redundancy costs of Silja and those in connection with the closure of Hoverspeed, the write-down of values of the four car-carrying fast ferries, the provision against losses on sale of certain older containers, spare parts and manufacturing machinery, and IT would total $157 million pre tax, of which up to $26 million would be expended in cash. $19 million of this restructuring charge will be recorded in the third quarter and the balance in the fourth quarter. "As a result of the losses incurred in ferry operations in 2005 when combined with these cash and non-cash charges the company will report a very large loss in 2005. However, these measures should set the stage for a return to profitability." Mr Sherwood also indicated that since asset sales are expected to recover underlying debt the balance sheet should be strengthened in the process.

Mr Sherwood also indicated that the company still intends to exit its investment in Orient-Express Hotels Ltd. "Proceeds from sale of these 9.9 million shares will likewise strengthen


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the company's balance sheet and a substantial profit will be reported, which will in large measure offset the $157 million restructuring charge."

The company will release its third quarter results on Wednesday, November 9, 2005 and will hold a conference call with investors on Thursday, November 10, 2005 at 10.00 a.m. (EST). Anyone wishing to join the call should dial 212-346-6390 at that time.

                                    * * * * *

Management believes that EBITDA (net earnings adjusted for net finance costs, tax, depreciation, amortization and the investment in equity investees other than GE SeaCo) is a useful measure of operating performance, to help determine the ability to incur capital expenditure or service indebtedness, because it is not affected by non-operating factors such as leverage and the historic cost of assets. However, EBITDA does not represent cash flow from operations as defined by U.S. generally accepted accounting principles, is not necessarily indicative of cash available to fund all cash flow needs and should not be considered as an alternative to earnings from operations under U.S. generally accepted accounting principles for purposes of evaluating results of operations.

This news release contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. These include statements regarding reorganization plans, earnings improvements and similar matters that are not historical facts. These statements are based on management's current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Factors that may cause a difference include, but are not limited to, those mentioned in the news release, unknown effects on the transport markets in which the company operates of terrorist activity and any police or military response, varying customer demand and competitive considerations, inability to sustain price increases or to reduce costs, fluctuations in interest rates and currency values, variable fuel prices, uncertainty of negotiating and completing proposed sale, chartering or disposal transactions, realization of asset sales proceeds less than related mortgage debt, inadequate sources of capital and unacceptability of proposed finance terms and inability to reduce debt, global, regional and industry economic conditions, shifting patterns and levels of regional passenger travel, seasonality and adverse weather conditions, changes in ferry service and ship deployment plans, possible start-up losses on new ferry services, possible lay-up of ships that cannot be sold, chartered out or redeployed and incurrence of lay-up costs, potential incurrence of disposal losses, restructuring charges and asset write-offs greater than currently estimated, and legislative, regulatory and political developments. Further information regarding these and other factors is included in the filings by the company with the U.S. Securities and Exchange Commission.


For further information contact: Lisa Barnard, Director of Communications, Sea Containers Group of Companies Tel: +44 020 7805 5850 email:
lisa.barnard@seacontainers.com